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                                                                    EXHIBIT 10.9


                             EMPLOYMENT AGREEMENT


March 16, 1996


Robert Weber
6552 Palomino Way
West Linn, OR 97068

Dear Bob:

I want to welcome you aboard and put into writing the employment opportunity we have agreed to during our phone conversations. Your initial position will be Vice President-Controller reporting to me and as a member of the Executive team. Your initial salary will be $85,000 per year, with 50% deferred until the company is public. At the time the company is public, your salary will be increased to $100,000 per year plus you and your family will be provided with medical and other such benefits the company offers its employees. The company will provide at least three weeks of paid vacation per year, which will continue to accrue during your employment.

If the company relocates to California, your salary will be increased an additional 20% as a minimum. In addition, the company will pay for all reasonable relocation and moving expenses.

If your employment is terminated for any reason other than cause, the company will pay you one year of severance pay, at your highest salary and prior year's bonus, plus benefits. In addition, all unvested stock options will immediately vest and the exercise period will continue until the final expiration of the original term of such stock options. Voluntary termination due to change in duties or change in control of the company will be considered the same as termination for any reason other than cause.

Stock options will be handled separately as we've discussed.

I'm excited that you've agreed to join the company and will be part of the team that has an opportunity to build a great pharmaceutical company.

Sincerely,



/s/ RICHARD B. HOLLIS
Richard B. Hollis
Chairman, President and CEO